Exhibit 99.1

November 7, 2022

NRx Pharmaceuticals Closes $11 Million Unsecured Debt Financing

RADNOR, Pa., Nov. 7, 2022 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) ("NRx Pharmaceuticals" or the "Company"), a clinical-stage CNS biopharmaceutical company, today announced that it has obtained approximately $11 million in unsecured debt financing (the "Note") from Streeterville Capital, LLC, a Utah limited liability company. The Company intends to use the net proceeds from the Note (approximately $10 million) to support its NRX-101 development programs for the treatment of suicidal bipolar depression and PTSD and for general corporate purposes.

NRx Pharmaceuticals Closes $11 Million Unsecured Debt Financing Enabling the Company to Complete Phase 3 Trials.

"Someone attempts suicide every 27 seconds in the United States and the only approved treatment of suicidal bipolar depression remains electroshock therapy. We are pleased that Streeterville Capital has recognized the extraordinary potential of NRX-101, delivered conveniently as an oral medicine, to target the unmet medical needs of this patient population. This funding, together with our cash on hand, will support the Phase 3 trial outlined in our Special Protocol Agreement with the U.S. Food and Drug Administration targeting patients with bipolar depression and acute suicidal ideation" said Stephen Willard, CEO of NRx Pharmaceuticals.

The Note has an interest rate of 9% per annum and has a maturity date of 18 months. The Company has the option to prepay the Note during the term by paying an amount equal to 110% of the principal, interest, and fees owed as of the prepayment date. The Noteholder has the right to redeem up to $1,000,000 of the outstanding balance of the Note per month starting 6 months after the issuance date. Payments may be made by the Company at its option in: (i) cash, (ii) shares of our common stock, or (iii) a combination of cash and shares of our common stock. The Company's right to satisfy the redemption amount in common stock is subject to certain conditions. Additional details regarding the purchase and the terms of the Notes may be found in the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About NRx Pharmaceuticals, Inc.

Clinical-stage biopharmaceutical company developing therapeutics for the treatment of central nervous system disorders, specifically suicidal depression and post-traumatic stress disorder (PTSD). The company's lead program NRX-101, an oral, fixed-dose combination of D-cycloserine and lurasidone, targets the brain's NMDA receptor and is being investigated in a Phase 3 trial under an FDA Special Protocol Agreement and Breakthrough Therapy Designation in patients with bipolar depression and suicidal ideation, an indication for which the only approved treatment is electroshock therapy. NRx Pharmaceuticals has also initiated a Phase 2b clinical trial in patients with Sub-Acute Suicidality, a substantially broader indication. The Breakthrough Therapy Designation and Special Protocol Agreement were awarded by the FDA based on the Company's prior STABIL-B trial that demonstrated substantial improvement over available therapy in reducing depression and suicidality compared to placebo when patients were treated with NRX-101 after a single dose of ketamine.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward- looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

CORPORATE CONTACT

Molly Cogan

Sr. Director, Global Communications

mcogan@nrxpharma.com

INVESTOR RELATIONS

Suzanne Messere

Investor Relations

suzanne.messere@sternir.com

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SOURCE NRx Pharmaceuticals, Inc.